FOR IMMEDIATE RELEASE

CONTACT:

Julie Boland

Vice President, Treasurer and CFO

(216) 861-8941

OGLEBAY NORTON NAMES MINKEL SENIOR VICE PRESIDENT, OPERATIONS

Newly Created Position Integrates Operations with Sales and Marketing

CLEVELAND, May 26, 2005 -- Oglebay Norton Company (OTCBB: OGBY), a leading supplier of industrial minerals and aggregates, today announced that Michael J. Minkel has been named to the new position of senior vice president, operations. Minkel, 53, joined Oglebay Norton in 2000, and since 2003 has served as vice president, marketing and business development. In the new position he will be responsible for all operational aspects of the Company's business as well as sales, marketing and business development.

"Michael has successfully led the Company's marketing and business development efforts for the past several years," said Michael D. Lundin, president and chief executive officer. "His focus in this new position will be on integrating production and distribution with our sales, marketing and business development activities across operations. We believe our collection of strategically located, high-quality, long-life mineral reserves and related assets creates significant market opportunities. This new position will further enable us to operate as an integrated production and distribution network and take full advantage of these opportunities."

"This latest move is in line with our previously announced decision to unify our limestone-related operations under the single name of O-N Minerals," he continued. "Changes resulting from our operational integration efforts should be seamless to our customers and in keeping with our longstanding tradition of customer service."

Minkel was appointed vice president, marketing and business development of Oglebay Norton in July 2003. Prior to that, he served as vice president of sales and marketing from November 2002; vice president of sales and marketing for Oglebay Norton Specialty Minerals from 2000 until 2001; and general manager-Kings Mountain Operations from 2001 until 2002. Prior to joining Oglebay Norton, he was president of Exploration Computer Services, an Australian software and mining-consulting firm. Earlier in his career he held various positions in the natural resource industry, including positions in coal exploration geology and mine planning, oil and gas software sales and consulting, and energy industry-related strategic information sales and consulting. Minkel holds a B.A. degree in geology from the University of Northern Iowa and is a graduate of the Oglebay Norton Leadership Development program at the Weatherhead School of Management at Case Western Reserve University.

Oglebay Norton Company, a Cleveland, Ohio-based company with a 150-year tradition of service, provides essential minerals and aggregates to a broad range of markets, from building materials and environmental remediation to the energy and metallurgical industries. For more information, see www.oglebaynorton.com

Safe Harbor Statement

Certain statements contained in this release are "forward-looking" in that they reflect management's expectations and beliefs regarding the future performance of the Company and its operating segments. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) risks associated with the Company's substantial indebtedness, including whether the restructuring accomplished through the bankruptcy proceedings provided sufficient improvement to the Company's financial position and provided adequate liquidity; (2) the Company's ability to maintain its cost reduction initiatives; (3) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (4) natural disasters, equipment failures or other unexpected events; (5) fluctuations in the price or availability of energy, fuel, oil and freight transportation; (6) fluctuations in integrated steel production in the Great Lakes region; (7) the development or acquisition of additional industrial mineral reserves; (8) costs associated with maintenance of the Company's vessels; (9) fluctuations in Great Lakes and Mid-Atlantic construction activity; (10) economic conditions in California or population growth rates in the Southwestern United States; (11) the outcome of periodic negotiations of labor agreements; (12) changes in the demand for the Company's products due to changes in technology; (13) the Company's ability to compete effectively in its markets; (14) the loss, insolvency or bankruptcy of major customers or debtors; (15) changes in law adverse to the Company, including laws relating to asbestos litigation; (16) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company's interest; (17) current and future regulations imposed on the Company and its customers' businesses; (18) difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for the Company's vessel operations; (19) the insolvency of insurers, the effects of any coverage litigation with insurers or adequacy of insurance; (20) additional risk factors that may affect the Company's results identified under the caption "Risk Factors" in the S-1 Registration Statement of the Company originally filed with the Securities and Exchange Commission on January 27, 2005.

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